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                                                                      EXHIBIT 23


Independent Auditors' Consent



The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-94648 and No. 333-36514) of our report dated February 1, 2002 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Glacier Bancorp, Inc.



/s/ KPMG LLP

Billings, Montana
March 26, 2002